SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 9, 2012 (October 4, 2012)

ELEPHANT TALK COMMUNICATIONS CORP.

(Exact name of registrant as specified in Charter)

Delaware	000-30061	95-4557538
(State of other Jurisdiction of incorporation)	(Commission file no.)	(IRS employer identification no.)

Schiphol Boulevard 249, 1118 BH Luchthaven Schiphol, the Netherlands
(Address of principal executive offices)

c/o Ellenoff, Grossman & Schole LLP

150 42nd Street, 11th Floor

New York, NY 10017

+ 31 20 653 5916

(Issuer's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On October 4, 2012, Elephant Talk Communications Corp. (the “Company”) held its 2012 Annual Stockholders Meeting (“2012 Annual Meeting”) at the Skyline Hotel 725 Tenth Avenue New York, NY 10019. At the close of business on August 6, 2012, the record date for the 2012 Annual Meeting, there were a total of 114,376,209 shares of Common Stock outstanding and entitled to vote. At the 2012 Annual Meeting, 71,045,162 or 62.11% of the outstanding shares of Common Stock entitled to vote were represented by proxy or in person and, therefore, a quorum was present.

The following is a tabulation of the voting on the proposals presented at the 2012 Annual Meeting:

Proposal 1. All of the five (5) nominees for directors were elected to serve until the 2013 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified.  The result of the votes to elect the five (5) directors was as follows:

NOMINEE	FOR	WITHHELD

Steven Van der Velden	45,791,431	334,359

Johan Dejager	45,801,098	324,692

Phil Hickman	45,558,102	567,688

Rijkman Groenink	45,636,620	489,170

Charles Levine	42,248,434	3,877,356

Proposal 2. The issuance of shares in connection with the potential conversions and stock payments associated with certain 8% senior secured convertible notes issued on March 30, 2012 was approved by the stockholders by the votes set forth in the table below:

FOR	AGAINST	ABSTAIN
45,503,025	406,205	216,560

Proposal 3. The appointment of BDO USA LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 was ratified and was approved by the stockholders by the votes set forth in the table below:

FOR	AGAINST	ABSTAIN
69,828,859	101,613	1,114,690

Proposal 4. The Company’s executive compensation was approved by the stockholders by the votes set forth in the table below:

2

FOR	AGAINST	ABSTAIN
45,365,843	704,711	55,236

Proposal 5. The non-binding advisory vote on executive compensation every three (3) years was approved by the stockholders by the votes set forth in the table below:

THREE YEARS	TWO YEARS	ONE YEAR	ABSTAIN
40,418,159	189,076	5,471,951	—

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 9, 2012	ELEPHANT TALK COMMUNICATIONS CORP.

	By:	/s/ Steven van der Velden
Steven van der Velden
Chief Executive Officer

4